Exhibit 10.1

FIRST AMENDMENT TO ASSIGNED EMPLOYMENT AGREEMENT

This First Amendment to Assigned Employment Agreement (this “Amendment”), dated as of September 26, 2025 (the “Amendment Effective Date”), is by and among Curbline Properties Corp., a Maryland corporation (“Curbline”), Curbline TRS LLC (“Curbline TRS”), and Conor M. Fennerty (“Executive”).

Curbline, Curbline TRS and Executive (along with SITE Centers Corp., an Ohio corporation), are currently parties to an Assigned Employment Agreement, dated as of September 1, 2024 (the “Agreement”), which generally reflects the terms pursuant to which Executive has been serving Curbline on and after October 1, 2024 (certain capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to them in the Agreement). Curbline, Curbline TRS and Executive desire to modify certain terms of the Agreement with respect to certain rights and obligations among Curbline, Curbline TRS and/or Executive, effective as of the Amendment Effective Date, as further set forth in this Amendment.

Curbline, Curbline TRS and Executive agree, effective as of the Amendment Effective Date, as follows:

1. Compensation – Other Annual Performance-Based Awards. Section 3.3(b) of the Agreement shall hereby be removed and replaced in its entirety with the following:

“(b) Other Annual Performance-Based Awards. No later than October 15 of each calendar year during the Contract Period (starting with 2025), provided that Executive is continuously employed by Curbline TRS through the applicable date of grant, Executive shall be eligible to receive a grant of Restricted Stock or LTIP Units (or substantially similar award), in each case as reasonably determined by Executive at least 30 days prior to the applicable grant date (otherwise such grants will be made in the form of Restricted Stock), based on a “target” number of shares/units equal to the quotient of (i) $600,000, divided by (ii) the average closing price of a Share for the 10 trading days immediately preceding (but not including) the date of grant on the principal stock exchange on which it then trades (the “Annual Performance-Based Awards”). For the avoidance of doubt, each such Annual Performance-Based Award will be issued based on its maximum value as of its date of grant, subject to forfeiture pursuant to its terms. The vesting of an Annual Performance-Based Award will vary from 0% to 250% of the target award based on achievement with respect to metrics established by the Committee (in consultation with the CEO prior to the date of grant) measured over an approximately 37-month performance period; provided, however, that no less than 50% of the aggregate target for such award shall vest based on Curbline’s relative total shareholder return achievement relative to a peer group established by the Committee in consultation with the CEO prior to the date of grant. In general, performance against the applicable metrics will be evaluated at the end of the approximately 37-month performance period. Each Annual Performance-Based Award will earn distributions paid in cash on a deferred and contingent basis. Additional detail regarding the terms of these awards will be provided in the applicable award agreements for such awards.”

2. Severability. The provisions of this Amendment are severable and if any one or more provision is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless will be binding and enforceable.

3. Modification. This Amendment may not be modified or terminated orally. No modification or termination will be valid unless in writing and signed by the parties against which the modification or termination is sought to be enforced.

4. Entire Agreement. The Agreement, as amended by the Amendment as described herein, constitutes the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof from and after the Amendment Effective Date.

5. Governing Law and Venue. The provisions of this Amendment will be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary. Subject to the mandatory arbitration provisions of Section 20 of the Agreement, the parties consent to venue and personal jurisdiction over them in the courts of the State of Maryland and federal courts sitting in Maryland, for purposes of construing and enforcing this Amendment.

6. Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Curbline, Curbline TRS and Executive have executed this Amendment, each of Curbline and Curbline TRS by its duly authorized officer (or other appropriate party), as of the date first written above.

CURBLINE PROPERTIES CORP.

By: /s/ David R. Lukes Name: David R. Lukes Title: President and Chief Executive Officer
CURBLINE TRS LLC

By: /s/ David R. Lukes Name: David R. Lukes Title: President and Chief Executive Officer

/s/ Conor M. Fennerty CONOR M. FENNERTY